Exhibit 99.1

Transcript of	Vcall
On2 Technologies, Inc. Second Quarter 2009 Results Conference Call August 6, 2009	601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Participants
Erin Casey-Quinn, Investor Relations
Matt Frost, Interim Chief Executive Officer, On2 Technologies Wayne Boomer, Chief Financial Officer, On2 Technologies

Presentation

Operator
Greetings, and welcome to the On2 Technologies, Inc.’s Second Quarter 2009 Earnings Call.

It is now my pleasure to introduce your host, Miss Erin Casey-Quinn, Investor Relations for On2 Technologies. Thank you. You may begin.

Erin Casey-Quinn, Investor Relations, On2 Technologies
Welcome to the On2 Technologies Earnings Conference Call for the Second Quarter of 2009. This is Erin Casey-Quinn with ICR.

With me on the call today are Matt Frost, On2 Technologies' Interim Chief Executive Officer and Chief Operating Officer, and Wayne Boomer, On2’s Chief Financial Officer.

Before we begin today’s call, I’d like to remind participants that this conference call may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to On2’s future financial condition and business prospects and the proposed acquisition of the company by Google. These forward-looking statements are subject to the Safe Harbor Provisions of the aforementioned section and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve potential risks and uncertainties including failure to obtain the required approvals and satisfy the conditions for completion of the acquisition by Google, failure to successfully integrate the two businesses, and failure to achieve the anticipated benefits of the combined business. Other known and unknown risks and uncertainties and other factors that could cause actual results to materially differ from those in the forward-looking statements are described in our filings with the SEC. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statements. Regarding the proposed acquisition of the company by Google, we urge investors to read the registration statement and proxy statement prospectus to be filed by On2 and Google with the SEC when they become available as they will contain important information about the transaction. Investors may obtain a free copy of the registration statement and proxy statement prospectus when available as well as other documents filed by On2 and Google at the SEC’s Web site, www.sec.gov. On2’s directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding On2’s directors and officers can be found in the proxy statement filed with the SEC on April 7, 2009. Additional information regarding the participants and the proxy solicitation and a description of their direct and indirect interest in the transaction by securities holdings or otherwise will be contained in the proxy statement prospectus and other relevant materials to be filed with the SEC when they become available.

During the call today, the company makes reference to the following non-GAAP financial measures: non-GAAP net income; non-GAAP net loss; non-GAAP net income per share; non-GAAP net loss per share; and operating expenses excluding costs associated with proposed merger and litigation settlement costs. The company has included in the financial tables that accompany today’s financial results press release the most directly comparable GAAP financials to each of the non-GAAP measures referred to during today’s call.
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Now, let me turn the call over to Matt Frost, Interim Chief Executive Officer of On2.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Thanks, Erin. Thanks to those of you on the phone and Web cast for joining our discussion of our financial results for the second quarter of 2009.	www.investorcalendar.com

During today’s call, I’ll share some recent developments in our business that we’re excited about as well as provide some commentary on our second quarter results. Our CFO, Wayne Boomer, will then provide some additional financial details before we open up the call for Q&A.

We’re very pleased to report revenue of $5 million in the second quarter of 2009, led by better than expected strength from our On2 Finland operation. We’re also encouraged that, with the cost reduction measures we’ve implemented earlier in the year, we were able to deliver positive net income on a non-GAAP net income basis, which excludes certain non-recurring costs that we will discuss later.

In addition to our strong Q2 results, I want to discuss the exciting news that, on August 4th, On2 signed a definitive agreement with Google under which Google will acquire On2 for approximately $106 million in Google stock. The agreement has been approved by On2’s board of directors. We believe that it is an important step for On2 and our shareholders. As to Google’s reasons for the transaction, they’ve indicated to us that they’re continuingly looking to improve video quality and delivery on the Web and that our video technologies will allow them to do even more with their products and initiatives. With YouTube, Google Talk, and Google Video, among other video-centric products, they have a substantial interest in developing tools and technology that will better support more high quality video on the Internet. We believe that Google’s decision to engage in this transaction with us is a testament to every On2 employee’s skill and hard work.

First and foremost, however, we believe that this transaction is in the best interests of our shareholders. $.60 per share represents a premium of approximately 57% over the closing price of On2’s common stock on the last trading day immediately prior to the announcement of the transaction, with a premium of approximately 62% over the average closing price of On2’s common stock for the six-month period immediately prior to the announcement of the transaction.
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In addition, our shareholders will have the opportunity to become shareholders of Google, arguably one of the most innovative and exciting technology companies in the world today. Obviously, in evaluating Google’s offer, the board considered a number of factors in addition to price. Some of these other factors included risks of competition, adoption of new technologies, the company’s limited cash position, the form of consideration being Google shares, and other factors that will be described in On2’s proxy statement when it’s filed with the SEC.

From a technology perspective, we believe that this combination will help drive the continued growth of the On2 platform as part of a much larger organization that has the vision and resources to capitalize on the value of On2’s VP8. Through this combination, On2 will become part of the globally recognized, engineering-driven technology company that is also one of the largest video distributors and consumers of video technology. We anticipate that the Google transaction will close in the fourth quarter of 2009, subject to shareholder approval, regulatory clearances, and other closing conditions.

While the Google news is exciting, in the meantime, we continue to operate as a stand-alone entity, driving long-term revenue growth and managing costs as effectively as we can. In the current market environment, we continue to see variable business. Visibility remains challenging. Deal close times are still difficult to predict. Nonetheless, we believe long-term trends remain positive. As I mentioned, revenue in the second quarter was $5 million, a 53% increase from a year ago and a 24% increase from the prior quarter. This revenue growth was driven primarily by an encouraging turn-around in our On2 Finland operation which develops our Hantro line of hardware products.

Royalty revenue was $1.2 million, up slightly from Q1 and a record level for On2. Keep in mind that royalties can include one-time payments and biannual payments and are therefore subject to quarter-to-quarter variability. We nevertheless believe the longer-term trends that drive royalties, chiefly unit sales on devices that contain our technology, unit sales by software developers who use our encoding technology in their products, and royalties from services that use our technology continue to move in our favor.

Looking at the overall revenue breakdown in the second quarter, in addition to royalties which made up 24% of revenue; On2 products made up 45% of revenue; and VPX products made up 8% of revenue. As noted, Hantro Products did particularly well in the second quarter, increasing in revenue by 120% from a year ago and 116% from the first quarter. Hantro’s revenues included several significant, non-recurring revenue amounts that were in the mid- to high-six-figure range which may affect period-to-period variability.

Our VPX product line also saw healthy gains at 875% year-over-year and 72% from the first quarter. In the second quarter, we launched VP8’s software development kits for PC, Linux, and MacroS.	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

We remain active licensing VP6 technology and have made potentially rewarding in-roads with license to content distributors in China and elsewhere. Overall, interest levels in VP6, VP7, and VP8 remain healthy. While we make money from content creators, content distributors, and developers of software products and devices who use our technology, our fundamental strategy for VPX is to proliferate content into our formats by providing the highest quality compression technology for computers, TV’s, and handheld devices and to monetize on that content by charging license and royalty fees to manufacturers of devices who once gave their users access to that content. We’re applying this strategy worldwide and are focused in particular on China, which presents us with some unique opportunities.

You’ve seen a number of press releases from On2 announcing partnerships with content distributors and usage energy-generated content sites in China. Each of these partnerships generally involves license of encoding software to popular consumer portals. That software will enable the creation of content that serves to feed a large and rapidly growing market of On2 video consumers. We see these as strategic deals. As we have said before, we do not expect that the initial licensing arrangements will provide On2 with significant revenue, but we anticipate revenue to result from them as consumers in China demand devices that are enabled to play video in On2 formats.

Turning to our Flix product line, in Q2, we saw some softening of Flix sales which we believe is primarily due to the global recession with a second quarter revenue decline of 44% from a year ago and a decline of 38% from last quarter. Flix is generally licensed to smaller companies, some of whom may be venture-backed, and many of which are particularly pressured by the global recession. We believe that, as the global economy starts to recover and our VP8 format is integrated in Flix, we’ll see this reflected in the return to growth in our Flix buying. In the meantime, our online transcoding service, On2 Flix Cloud, continues to grow in popularity in use and is an effective pay-as-you-go solution for customers in this expense-conscious environment.

From an operational perspective, as you know, our goal is meant to bring costs in line with our revenue while driving top-line growth. In the second quarter, we made great progress toward that goal, reporting a second quarter net loss of $224,000, or $.00 per share, compared to a net loss of $7.2 million, or $.04 per share, in the second quarter of 2008. This GAAP net loss for the second quarter includes non-recurring expenses for the second quarter of $420,000 in legal and other fees incurred in the second quarter of 2009, related to the previously announced merger agreement with Google, and $523,000 in litigation settlement costs. We believe this breakeven performance demonstrates that with continued cost management, we can be successful running this business profitably. It also means that, as revenues grow over time, we need to remain diligent about expenses. That’s what we intend to do.

Now, let me turn the call over to Wayne to provide you with some details on our financial performance.	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Wayne Boomer, Chief Financial Officer, On2 Technologies

Thanks, Matt. As Matt indicated, we are pleased with our performance in the second quarter of 2009. Revenue in Q2 was $5 million, up 53% year-over-year and 24% from the first quarter of 2009. Overall, License Revenue in Q2 made up 64% of total revenue; Royalties made up 24% of revenue; and Service and Support made up 12% of revenue. Our Hantro product line was the largest, licensed revenue contributor in the quarter at 45% of total revenue, followed by the Flix product line at 12%, and VPX at 8%. As Matt noted, we can see meaningful, quarter-to-quarter fluctuation, based on the timing of specific deals. If we continue to strengthen from larger Hantro product line deals, this variability could be magnified.

We added over 40 customers in the second quarter, down from over 50 a quarter ago and 60 a year ago. However, average deal size increased with 13 deals contributing over $50,000 each to Q2 revenue, up from 9 a year ago and 11 in the prior quarter.

Looking at revenue by geography, we saw a notable pick-up in revenue from Europe as compared with the last several quarters. The second quarter, 35% of revenue came from Europe, 29% from the Americas, 33% from Asia-Pac, and 3% from the rest of the world.

Our cost of revenue decreased in the second quarter with the sale of the greater number of high ASP higher margin products. This resulted in a gross margin of 91.1%, the highest level in over three years, compared to gross margin of 63.4% a year ago, and 85.7% in the previous quarter.

With higher variability in the closing patterns of larger transactions, gross margins are likely to return to the mid- to high-80% levels on a trended basis.

We saw meaningful, continued reductions in the operating expenses in the second quarter, with year-over-year and sequential declines in R&D, Sales and Marketing, and G&A expenses. As Matt pointed out, we had two material non-recurring costs in the second quarter, the first of these related to the settlement of our litigation with Islandia LP of $523,000, including a portion for legal fees.

The second was an expense of approximately $420,000 in legal fees and other costs associated with the proposed merger with Google. There were no additional impairment write-offs or restructuring expenses recorded in the second quarter.

We also benefited from the forgiveness of the loan from the Finnish government, resulting in a one-time gain of $669,000.

Our bottom line result was a GAAP net loss of $224,000, or breakeven on a per share basis. This is an accomplishment we are proud of and which we believe provides some visibility towards the long-term potential of our model.
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Turning to our balance sheet, we ended the second quarter with $2.8 million in cash, cash equivalents, and short-term investments, slightly down from $3.3 million at the end of the first quarter. As in recent quarters, we continue to anticipate that the existing capital resources will be sufficient to fund our cash flow requirements for the next 12 months.
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Accounts Receivable of $2.2 million were flat from the first quarter, reflecting continued healthy selections in the second quarter.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks, Wayne. To summarize, we’re extremely excited to announce our merger agreement with Google. We believe that this business combination is in the best interests of the company’s stockholders and should also have the added benefit of allowing us to take our industry-leading technologies to levels that would be much harder to achieve on a stand-alone basis.

At the same time, we continue to run our business with the same goals of driving long-term, top line growth while carefully managing expenses. There is nevertheless no assurance that we will show profitability on a sequential basis in the future. We continue to face risks in executing on our business plan and risks from the macro environment, from quarter-to-quarter, business fluctuations, and from our low cash reserves.

There are a few questions that we’ve received from shareholders regarding the Google transaction that I would like to briefly respond to now in a prepared Q&A. Because we’re constrained by securities regulations and other limitations as to what we can say about the Google transaction at this time, and because Google plans to file with the SEC a registration statement on Form S-4 in connection with the transaction which will include a proxy statement of On2, the prospectus of Google which will contain additional information regarding the transaction, we will not be taking any additional questions today regarding the proposed merger. On2 will mail the proxy statement prospectus to stockholders in connection with this transaction. The registration statement and the proxy statement prospectus will contain important information about Google, On2, and the transaction in related matters. We expect that these initial SEC filings will be made in the next several weeks.

Let me now take you through some of the questions we’ve received.

First: why did the company enter into this transaction? Our board determined that, after considering a number of factors, that entering into the transaction was in the best interests of the company and its stockholders. Some of those factors included risks of competition, adoption of new technologies, the company’s limited cash position, the value to shareholders offered by the Google transaction, the form of the consideration being Google shares, and other factors that will be described in On2’s proxy statement.

Did the board obtain a fairness opinion? Yes. As we noted in our press release, Covington Associates and Duff & Phelps each provided an opinion as to fairness, from a financial point of view, to the public stockholders of On2 of the exchange ratio in the proposed transaction. When we file our proxy statement with the SEC, it will include a copy of these fairness opinions and a summary of the analyses performed by these banks in connection with their fairness opinions.

How does this price compare to the company’s trading prices over the past year? The day before we announced the transaction, our shares closed at $.38. If you look at the average closing prices over the 20-day, 3-month, 6-month, and 12-month periods prior to the announcement of the transaction, they are $.40, $.42, $.37, and $.35 respectively. Comparing the offering-price to historical prices on a percentage basis, $.60 represents a 57% premium to our closing price in the day prior to announcement of the transaction and a 51%, 44%, 62%, and 70% premium over the average closing prices over each of the previous 20-day, 3-month, 6-month, and 12-month periods respectively.
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How is the exchange ratio in the transaction calculated? As indicated in our press release, the number of shares of Google Class A common stock to be received by On2 stockholders will be determined by dividing $.60 per share by the volume weighted average trading price of a share of Google Class A common stock, based on the sales price of every share of Google Class A common stock traded during the 20 trading day period ending on and including the second trading day prior to the date of the meeting of On2 stockholders to consider and vote on the merger agreement.

What will happen to On2 products? Google is acquiring all of On2, and therefore, all On2 operations and products. What Google’s plans are for our operations and products is a question for Google. All of our existing agreements will, however, remain in effect under their existing terms. We’d expect that Google would honor its obligations under existing contracts.

Is On2 allowed to solicit other suitors during the pendency of this transaction? Like most public company merger agreements, our agreement prohibits us from engaging in discussions or negotiations regarding competing proposals, subject to certain exceptions as specified in the merger agreement, a copy of which was filed as an exhibit to a Form 8K filed by the company yesterday. When we file our proxy statement with the SEC, information will be provided regarding the terms of the merger agreement.

Does this mean YouTube will start to use On2 technology? Google has stated in its press release that today, video is an essential part of the Web experience. They believe high quality video compression technology should be a part of the Web platform; however, what specific plans Google has for our technology is a question for Google.

In addition to the questions and answers I just took you through, I also want to remind you that you should read the registration statement, the proxy statement prospectus to be filed by On2 and Google with the SEC when they become available as they will contain additional, important information about the transaction.

As we open up the call to your questions, let me remind you to please limit yourself to one question. In addition, as noted, please limit your questions to matters not related to the merger. If you have a follow-up question, you’re welcome to get back in the queue.

Operator, can we please open the call to questions?	Vcall 601 Moorefield Park Dr. Richmond, VA 23236

Operator
Thank you.
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Our first question comes from the line of John Oh, a private investor. Your line is open. You may proceed.

John Oh, private investor

Yes. I have a question for you. You finally make a profit, and you’re selling the company. I don’t understand a couple things. One thing is you said VP8 was going to a customer, a very important customer. There’s been no PR. There’s been nothing to indicate what you are doing. I think, personally, that you held back a lot of PR to keep this price at $.60. I feel that you, the directors, and your wipe-... are in a lot of trouble. I’m going to do everything I can to make sure that this is followed through to the legal limits.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks for that question, John. You talked about the license of VP8 to an important customer. As we said repeatedly on previous conference calls – and I know it’s frustrating as shareholders - we are limited by the terms of our license agreements and confidentiality agreements as to what we can say about customer relations. We announced on, I think it was the previous call – it may have been two calls ago – this significant VP8 transaction. Wayne, I think we picked up over $300,000 worth of revenue on that this quarter. Is that right?

Wayne Boomer, Chief Financial Officer, On2 Technologies
That’s correct.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Yes. So, over $300,000 worth of revenue on the transaction was recognized this quarter. We’re unfortunately not able to disclose who the customer is. If and when we’re able to disclose it, we will certainly disclose it, but we’re very pleased at the size of the transaction. We think it bodes well for future business for VP8.

Operator
Thank you. Our next question comes from the line of Aaron Jayne, a private investor. Your line is open. You may proceed.

Aaron Jayne, private investor
Hi, folks. My question is did you shop around other than Google … or maybe Microsoft can pay more for …? We have the world class technology; we sold for just $.60.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Hi, Aaron. Good to hear from you again. As I said, unfortunately, it’s a good question. We are however not able to answer any other questions regarding the merger. I would refer you to the press release we issued, the 8K we issued, and then, we’re going to be coming out with a very comprehensive proxy statement in the next several weeks, which will detail the entire history of the transaction. So, I’m afraid I can’t give you any more information than that on this call.

Operator
Thank you. Our next question comes from the line of Hermand Kumar, a private investor. Your line is open. You may proceed.

Hermand Kumar, private investor	Vcall 601 Moorefield Park Dr. Richmond, VA 23236
Hi, Matt.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Dr. Kumar. How are you?	Phone: 888-301-5399 Fax: 804-327-7554

Hermand Kumar, private investor

Well, not too good. I think you’ve really done a lot of disservice to your shareholders. What the urgency was to sell this company when you’re starting to make a profit. Now, you say that the cash flow is low. There is no competition. When Google is touting you guys as the cutting edge technology, you go sell the company. Basically, why wasn’t anybody – you should have told the customer … shareholders meeting in Albany that you were shopping around to sell the company.
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Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks for the comments, Dr. Kumar. Again, unfortunately, it’s a good comment. I can’t respond to it anymore except to refer you to the press release and say, “Please wait for the proxy statement which will contain a lot of information about the history of the transaction.”

Operator
Thank you. Our next question comes from the line of Jack Tate. Your line is open. You may proceed.

Jack Tate

Hello. This is Jack Tate. I’ve got a comment. It’s just amazing to me what little information has come out and why the company waited for the average price to come down before they actually did the sale. It’s just uncanny how this has all occurred.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Steve, again, this is getting into questions about the merger. As I said, we’re just not in a position to respond to them. So, thanks for the question.

Operator, next question, please.

Operator
Thank you. Our next question comes from the line of Ivan Kyrus. Your line is open. You may proceed.

Female
Hello?

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Yes, hello. How are you?

Female
Hi. You know with all the comments that went before me, I hope that you can respond better to the questions when we take you to court. That’s all I have to say.

Operator
Thank you. Ladies and Gentlemen, our next question comes from the line of Mike Ayub. Your line is open. You may proceed.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Mike. How’s it going?

Mike Ayub	Vcall

Not too good as everybody has indicated. I just want to ask you: didn’t you personally open up yourself for a personal lawsuit when you personally lied to us when we asked you how come there’s been no CEO? Are you going to sell the company? You said, “No.”
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Matt Frost, Interim Chief Executive Officer, On2 Technologies
Again, Mike, we can’t respond to any of these questions. Please wait for the proxy statement, and you will get a lot of information about the history of this transaction.
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Next question, please.

Operator
Our next question comes from the line of Ben Backwhey with Alcatel Lucent. Your line is open. You may proceed.

Ben Backwhey, Alcatel Lucent

Yes. There were several mentions of the share price over various average terms. I’m wondering if you’re aware of the appearance of ONT stock on the Reg SHO lists and what possible effects that might have on historical share prices that were used in these computations. This is not with respect to the actual acquisition, but with respect to your understanding of naked shorting, reg show, and share prices.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks, Ben. I know naked shorting and our appearance on this list has been a subject of great concern for shareholders in the past. As I’ve said in the past, when we’re notified about this, if there’s any information that we believe should be conveyed to regulators, to fin routers of the SEC, we take the necessary steps. Again, a lot of this is really outside of our control. Unfortunately, I can’t comment other than that, other than to say that, clearly, naked shorting of companies, not simply On2, but naked shorting in connection with just general stock market performance over the last 12 months has been a subject of great discussion. So, there’s not that much that we can do, but we do what we can.

Operator
Thank you. Our next question comes from the line of Jonathan Van Orden with Dominic and Dominic. Your line is open. You may proceed.

Jonathan Van Orden, Dominic and Dominic
Hi. Good afternoon. Thanks for taking the call.

Initially, in your prepared remarks, you mentioned that the board approved the deal with Google, but you didn’t use the term unanimous. Was there any dissension among the board?

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Again, that’s a good question, Jonathan. The history of the transaction and the history of the board’s deliberations on the transaction will be presented in the proxy statement prospectus. So, I’d just ask you to wait several weeks. Your questions will be answered, I think.

Jonathan Van Orden, Dominic and Dominick
Why are you guys so mum on everything? I mean, you’re having a Q&A here. You’re not answering any questions. It seems kind of silly.

Matt Frost, Interim Chief Executive Officer, On2 Technologies	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

This is our regularly scheduled earnings call. So, we were actually hoping we’d have some questions about our performance in the prior quarter. We’re not answering questions about the merger because we’re constrained by securities laws in what we can say and, frankly, because any answer we give you here would be incomplete. We’re going to be coming out with a very comprehensive document in the form of the proxy statement prospectus. So, I know it’s frustrating for those participants who wanted to ask about the merger. All I can say is if you just show some patience we will have a very extensive presentation about this in the proxy statement prospectus.

Operator
Thank you. We do have a follow-up question coming from the line of Hermand Kumar. Your line is open. You may proceed.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Dr. Kumar.

Hermand Kumar
Hi, Matt. Is there going to be, like you said, a shareholder meeting about this?

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Yes. This will be the same as any other special meeting that we have.

Hermand Kumar
Conference call?

Matt Frost, Interim Chief Executive Officer, On2 Technologies

It won’t be a conference call. I don’t expect for the shareholder meeting. It will instead be a physical shareholder meeting at the end of the whole process, once the proxy statements are completed and sent out to shareholders. Again, that whole process will be described at length in the proxy statement. So, I can’t say anything more, but yes, this will culminate in a vote of shareholders.

Operator
Thank you. Our next question comes from the line of John Rohn, a private investor. Your line is open. You may proceed.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, John. Good to hear from you again.

John Rohm, private investor

How are you doing? Well, as long time in terms of these calls when I logged in on every one of them for many years now, so I wouldn’t want to miss the farewell call. My question simply has to do with the cash … of the company. Listeners will also remember that in every call for the past three, I believe, I had questioned you in some respect about the level of the cash reserves. Now, in this call, no less than four times has it been cited as one of the reasons for the merger. Now, I don’t want to ask questions about the merger because I’ve already heard your response, but my question has to do with, over the past year, the cash … dropped from about $13 million to under $3 million. So, my question is, do you have any second thoughts about not having tried to raise … cap position over that time, in essence, leaving the company vulnerable to having to sell out?

Matt Frost, Interim Chief Executive Officer, On2 Technologies	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Well, John, what I can say about that is the statements that we’ve made over past quarters really have gone to essentially the going concern question, which you know is related to representations that we have to make to our auditors and inquiries that our auditors are required to make whether we have sufficient cash resources and other forms of liquidity in order to get us through a 12-month period. So, the statements that we’ve made in previous conference calls and that you asked us about were really about that one, limited question, which was, “Did we have enough cash on hand and other forms of credit facilities, etc., to get us through a 12-month period?” This is not the best environment in which to raise cash. With the depressed stock price, I would say. So, without going into any questions about whether we should or shouldn’t have raised cash at a given time, what I can say is we, quarter-after-quarter, sat down with our auditors and with our finance department and went through a very extensive exercise of determining whether we had sufficient cash resources on hand to guide us through a 12-month period. That’s basically the question of, “Do you have enough gas in your gas tank to get you to the next gas station?” It’s not the broader question of, “Do you have enough gas to get you to some future location?”

So, yes, we certainly did make that statement, but that was really what it was addressed at, this going concern question of, “Did we have enough cash to fuel us through the next 12 months?”

Operator
Thank you. Our next question comes from the line of Donald Schreiber, a private investor. Your line is open. You may proceed.

Donald Schreiber, private investor
Hi, Matt.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Donald. How’s it going?

Donald Schreiber, private investor

Not bad. Not bad at all. First of all, I’d like to publicly congratulate you guys on turning the ship and getting it to a breakeven point. I think that’s a phenomenal accomplishment for the company. So, I’d like to actually give you some props on that, but Frost and Sullivan award for VP7, VP8 claims from the company, 40%-50% bandwidth savings, NDA’s – we really haven’t seen the market get an understanding of the achievement of the engineering success of the company. It just seems to me that at $100 million, Google is getting a pretty good deal in the fact that they’re getting the monetization of something as innovative at VP8 as possible. I just need to have, as a shareholder, an understanding of the process of making this decision and how this could be done without the momentum on a revenue basis for the company, but without actually having VP8 integrated at the Flix cloud and the software development kits and so forth. It just seems to me that we’re gaining ground, winning the game, so to speak, and now, the game’s over. So, as a shareholder, just wanted a little affirmation here on the process of coming to that decision, given VP8 and the prospects for it going in the future.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

All right, Donald. I think there were a couple of comments in there, some of which I can respond to, some of which I can’t. So, on the question of the process, as I’ve said, the process is going to be described in significant detail in the proxy statement prospectus which will be coming out in several weeks. Again, I can just ask for shareholders’ patience as that comes out. As soon as it’s filed with the SEC, it will be available for you to review on line.

As for your kind comments about performance in the quarter, we are very satisfied with our performance this quarter. I think that you can understand that we had a lot going on over the last few periods. So, the same people that were working on the Google transaction were also very busy working on closing deals and keeping an eye on costs. So, it’s a testament to everybody. It’s very much a testament to our Hantro team which has put up with a lot over the last year, has gone through furloughs, has had their future with this company, and frankly their future in general have been up in the air. Through all that time, they’ve managed to consistently deliver products in time and they were really the ones who pulled this through this quarter and gave us a really great quarter.
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With respect to your comments about VP8 and Flix Cloud and the availability of VP8 in the software development kits, one of the problems we face – there are probably a lot of companies out there that are running on austerity budget and don’t have the money to necessarily spend for growth. So, getting VP8 out in source code, which is usable by a small group of customers, is one step in the product development roadmap for VP8. The SDK’s were released earlier this quarter. So, we do have all three of our usual flavors of VPX, codec SDK’s out there. Windows PC and Mac, which opens the product up to another group of developers.

VP8 going into Flix Cloud, which is actually an extension of VP8 being made available in Engine, is something that will be happening certainly this quarter. I think it’s anticipated to happen in September. That will be an important step for making an encoding tool that’s available for future licensees of VP8 to enable them to easily encode VP8 content.

It is a little bit of a challenge to hit our product roadmap just because we are operating with fewer engineers than I think we’d like in the best of all possible circumstances, but again, thanks for the kind words. The team really performed exceptionally this quarter. We have a lot to be proud of.

Operator
Thank you. Our next question comes from the line of Dan Cook, private investor. Your line is open.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Dan.

Dan Cook, private investor

Hello. I’d just like to say that I’ve been an investor for about nine years in ONT. The fact that you’re using this share price, more or less crowing about the share price for the last 20 days or whatever, I think you’re neglecting the fact of what’s been drawn to before was that we’ve been on the … list for about the last 113 weeks that we’ve been naked shorted, right down to this. I don’t think that’s anything you should be proud of, certainly from a management standpoint. I just don’t feel that what you’ve got going forward is of any benefit to the shareholders really. I think you’re getting ripped off, and we’re getting ripped off. Actually, you guys make the money out of the deal. That’s all I’ve got to say.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks for the comments. Dan, again, as to naked shorting, it’s something that we’ve certainly heard a lot about from investors. We know it’s a source of concern. When we’re aware of that sort of behavior, I believe that it merits reporting to regulators. We take that action. That’s about all we can do.

Operator	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com
Our next question comes from the line of Gerald Rich with Concord Communications. Your line is open. You may proceed.

Gerald Rich, Concord Communications
Hi, Matt. This is Gerry in Connecticut.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Gerry. How’s it going?

Gerald Rich, Concord Communications
Good. Like a lot of my fellow shareholders, I’m very disappointed in the Google offer. I’m just wondering two things: do you have more than one VP8 customer? You mentioned before a large VP8 customer.

The other thing is you mentioned in your press release that there were two, independent, financial evaluators of the deal with Google. Now, you may not be able to answer this question, but I’m just wondering what would have happened if they – first of all, did those two advisors – were they aware of what the second quarter results were that were released today because I just feel that if the results as published today, without the Google offer, our stock price would be a lot higher today.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Thanks, Gerry. Again, the proxy statement prospectus, which will be filed within a matter of weeks, will contain both copies of the opinion letters that we received from our financial advisors as well as a summary of the analyses that they went through in determining that this offer was fair from a financial perspective to shareholders.

As for your question about whether we had more than one customer for the VP8, we do have more than one customer for the VP8. Yes.

Operator
Thank you. Our next question comes from the line of Rob LaQuardia. Your line is open. You may proceed.

Rob LaQuardia
Hi, Matt. I wanted to ask a question regarding the surprise revenue from Hantro.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Yes.

Rob LaQuardia
Accounted for 42% of revenue this quarter.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Right.

Rob LaQuardia

Can you give us a breakdown on what that came from? Is it from engineering work? Is it stuff that’s going to be ported to devices? Why is it so surprising that we wouldn’t expect that to continue for the next quarter or even the quarter after that?

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Let me answer part of that. Then, let me turn part of it over to Wayne to answer.

With respect to your question about why wouldn’t we expect it, I don’t think that we’re saying we wouldn’t expect it, but what we’ve said consistently and –	Vcall 601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Rob LaQuardia
Those are your words.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Well, what I’m saying is there is great potential for significant period-to-period variability. The fact is that the Hantro side of the operation has deals which involve very large, upfront, license fees. Because of the nature of the product and the length of the evaluation process from customers, it takes a very long time to negotiate these deals. When one of the deals hits in a quarter, it’s frequently material to the quarter. So, when it hits, it boosts revenue. The absence of one of those deals can cause, compared with a quarter which had a couple of those deals, or one of those deals, the appearance of a decline in revenue. That’s one of the reasons that we say to our shareholders, when you’re evaluating Hantro’s performance, look at longer periods. Look at trailing 12-month periods or more than just quarter-to-quarter comparisons because, when you look at quarter-to-quarter comparisons, you tend to see these peaks and valleys a little bit, which are caused by this variability.

So, another reason is that we picked up some deferred revenue which contributed significantly to the performance in the quarter. Frankly, Hantro participates in an industry that is very subject to macroeconomic cycles. Certainly, it seems as if there’s been a turnaround in the semiconductor industry and in the mobile handset industry, but it’s a little too early for any of us to tell what’s happening from a global economic perspective. So, that’s one of the reasons that we’re saying that. We’re enthusiastic about the business. As we said, we’re very proud of those people for what they’ve done to help turn around the business, but even if global economic cycles were such that we felt that we were out of the recession, I think we would still say that that’s a business that’s subject to periodic variability because of the size of their deals and the length of time it takes to negotiate the deals.

As to drilling down, Wayne, I’ll turn that to you.

Wayne Boomer, Chief Financial Officer, On2 Technologies

Thanks, Matt. If you look at the Hantro product line in regards to licensing, they’ve been consistently around the $1 million mark for the last few quarters. There was some backlog in work which was classified as deferred revenue on our balance sheet at the end of December and March. Those products and those contracts were completed. So, they were released per revenue recognition qualifications of GAAP and to the financial statements. There were also some cash basis customers where collectibility wasn’t probable, that they were in deferred and end up being paid. We recognized those. So, what you have is some very large transactions accumulating to a very good quarter. Good activity happening on the sales side, but again, variability because of the size of the deals. There could be inconsistencies from quarter to quarter. In this quarter, many of the deals were completed and recognized per GAAP.

Operator
Thank you. Our next question comes from the line of Bruce Peltow, a private investor. Your line is open. You may proceed.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Hi, Bruce.

Bruce Peltow, private investor	Vcall
Hi, Matt. How are you?	601 Moorefield Park Dr. Richmond, VA 23236 Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com www.investorcalendar.com

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Doing well. Thanks.

Bruce Peltow, private investor
That’s good to hear. I hope that you and the board of directors have a good chance to enjoy the summer. Take some long walks and get some fresh air.

Matt Frost, Interim Chief Executive Officer, On2 Technologies Our next question, please, Operator.

Operator
Our next question comes from the line of Richard Carr. Your line is open. You may proceed.

Richard Carr
Hello. I have a question, not about the merger, but about your net operating loss. What are your net operating losses over the period of past years?

Matt Frost, Interim Chief Executive Officer, On2 Technologies Wayne, can you answer that?

Wayne Boomer, Chief Financial Officer, On2 Technologies Can you give me specifically what period you’re referring to?

Would you like to know for which year?

Operator
Just one moment. Let me reopen the line.

If the participant would please re-queue their question into queue, I will open their line again.

Richard Carr Hello?

Operator
Mr. Carr. Your line is now open again.

Richard Carr
Yes. My question was the net operating losses?

Wayne Boomer, Chief Financial Officer, On2 Technologies
Yes, can you tell me which period that you would like the numbers for?

Richard Carr
Going back as far as you have net operating losses. Do you have them culminated so you have a summary of what the total would be?

Wayne Boomer, Chief Financial Officer, On2 Technologies
Just one second, please.

Richard Carr
Okay.

And a simple question regarding the shareholder meeting, do you have a date for that yet? Approximately?	Vcall 601 Moorefield Park Dr.

Wayne Boomer, Chief Financial Officer, On2 Technologies	Richmond, VA 23236
Hi, the answer to your question, if you look on our balance sheet, the accumulated deficit that’s recorded on our balance sheet is $185 million.	Phone: 888-301-5399
Fax: 804-327-7554
Richard Carr	info@vcall.com
So, those would be net operating losses? $185 million?
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Wayne Boomer, Chief Financial Officer, On2 Technologies $185 million is the accumulated deficit.	www.investorcalendar.com

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Then, with respect to the date for shareholder meeting, that is something, when the proxy statement prospectus is finalized and made available for shareholders, that will contain a notice of annual meeting date.

Richard Carr
So, you have no – can you give us any rough idea of how far away that might be?

Matt Frost, Interim Chief Executive Officer, On2 Technologies
I can’t give you a rough idea, I’m afraid. It depends on a number of factors. Sorry. You’ll have to stay tuned, I’m afraid.

Richard Carr

Then, the last question, regarding tax consequences, will that be outlined in the proxy statement? Do you have any understanding in how, maybe not this particular transaction, but when a company does get bought out, are the shareholders experiencing tax consequences around that, or is it just simply change of ownership issues?

Matt Frost, Interim Chief Executive Officer, On2 Technologies That information, I believe, will also be set forth in the proxy.

Operator
Thank you. Our next question comes from the line of Jim Pearl. Your line is open. You may proceed.

Jim Pearl

Hi. Looking for – when you look at the price that you’re selling this company for – and I believe it’s way undervalued – if some other company comes toward you and says, “I’m looking to bid this thing up,” what are your fiduciary responsibilities here in this picture?

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Well, again, Mr. Pearl, sorry, but that’s something that we can’t answer on this call. Again, I would refer you to the press release, the 8-K we filed yesterday which contains a copy of the merger agreement, and then, the proxy statement prospectus which will be coming out in several weeks and will discuss these matters in detail.

Operator	Vcall 601 Moorefield Park Dr. Richmond, VA 23236
Thank you. Our next question comes from the line of Robert Franklin, a private investor. Your line is open. You may proceed.

Robert Franklin, private investor Hello, gentlemen.	Phone: 888-301-5399 Fax: 804-327-7554 info@vcall.com www.vcall.com
Matt Frost, Interim Chief Executive Officer, On2 Technologies Hi, how’s it going?
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Robert Franklin, private investor
It’s going well. … very good quarter.

Matt Frost, Interim Chief Executive Officer, On2 Technologies Thank you very much.

Robert Franklin, private investor

I had a question. Just in case – you mentioned that there were a number of reasons for the transaction which will be in cash position and competition, what have you. In case the transaction with Google does not go through, how do you plan on rectifying the cash position and the competition?

Matt Frost, Interim Chief Executive Officer, On2 Technologies

As I said in my prepared comments, we are going to continue to operate the business in the same way that we are now. I hope that we can continue to operate in the way that we did last quarter, which is continue to drive revenues while containing costs. So, the cash position is a different question, which I don’t think I can address on this call, but obviously, with respect to running the business, we did it right last quarter. Our goal would be to continue to do what we’re doing. Obviously, we’ve talked in our prepared comments about the acquisition being a testament to the engineers at On2. This quarter’s performance was testament not only to the engineers at On2, but also to the sales and business people at On2, and certainly the sales staff did an extraordinary job last quarter. Then, just remaining vigilant on expenses as well.

Operator
Thank you. Our next question comes from the line of Scott Kozak, a private investor. Your line is open. You may proceed.

Scott Kozak, private investor
Thank you. Good afternoon, guys. How are you doing?

Matt Frost, Interim Chief Executive Officer, On2 Technologies Hi, Scott. Good to hear from you.

Scott Kozak, private investor

Good to hear from you. Matt, I know you’ve gotten a whole litany of questions that I sent earlier this morning. I’ll definitely go by your desire to not talk about the Google. I’ve got a couple of questions specifically about revenue that I hope you can address.

Historically, on previous calls, we’ve always heard about the fact that the lead-time from licensing to development and implementation is very long. It’s 16 to 18 to 24 months. What I’m wondering about is, number one, first of all, the royalties of $1.2 million in the second quarter – number one, congratulations on that. That’s huge growth from last year, and it’s obviously a sequential growth from first quarter as well. There are many, many deals that On2 has signed in the last 24 months with both chip manufacturers, i.e., Media Tech and Cition and many others. Many deals that On2 has signed in the last six months with Chinese Web sites, like 56.net, Tudou.com, and many others, of which should be very revenue by now. Can you please talk about how that revenue has evolved from those deals? I know you can’t talk about individual deals, so if you could talk about them as a group, that would be great, in regards to the number of devices that On2 knows it’s being ported into, whether or not there’s NDA’s, and the amount of revenue that specifically came out of China, attributable to the licensing of VP6 codec for second quarter and as you’ve complimented in the past, your internal staff does a great job of projections. If you could give any guidance on if that’s a stable revenue source – obviously, video use is not going down in the world. It’s going up, so any revenue out of China would assume continue to rise as well. So, if you could comment on those things, I’d appreciate it.
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Matt Frost, Interim Chief Executive Officer, On2 Technologies

Sure. So first, chip manufacturers – I guess your question there was both when will we start seeing royalties from a typical chip deal, and what is the current revenue that we’re recognizing from those deals?

So, in general, the manufacturers that I think you mentioned, or manufacturers who were taking licenses from the Hantro side of our business, and those are deals that, as I’ve said, typically Hantro deals involve relatively large upfront license fees in the low- to mid-six-figure number. Sometimes, it can be significantly higher than low- to mid-six-figures. Then, there is a lengthy period of time between the deal and initial rollout of any sort of royalty-bearing products because the chip manufacturers license the designs. They then go through a lengthy process of integrating the designs with their designs for a DSP or a semiconductor. After that, there is extensive testing that takes place. There is the whole tape-out and fab process, which is actually the process of translating a design for a chip into an actual, physical chip. That then has to go on and be tested by the OEM’s and be integrated into the OEM’s products which then have to find their way to shelves.

So, we say two to three years from a licensing of a transaction to production of royalty-bearing products, I think is probably a safe bet. It could be faster. It could be slower in some cases.

As we said on a number of occasions, including in my prepared remarks on this call, the Chinese deals that we are doing, the type that you’ve described – and they were the type that I described as typically deals to portals in China, such as 56.com and Tudou – usually, just to broadly generalize, these involve licenses for our flash encoding software. Generally, probably exclusively, our Flix engine products, and as I said, those do not involve significant, upfront, license fees. One of the things about this business is you can license somebody a single encoder that they can use to produce many hundreds of clips, clips that are viewed by millions or even billions of people, or billions of times. So, what we’re trying to do here is not to produce upfront revenue from these customers because ultimately there is just not that much revenue to be made from any one individual customer for licenses of Flix engines. I mean, it can be material revenue in any given quarter, but it’s probably not going to be a huge amount of revenue.

What these partners, like 56.com, Tudou.com, are doing is enabling their users to produce the sort of content that is very valuable, is very much sought after and viewed by consumers and ultimately is going to drive manufacturers of embedded devices, of mobile handsets, of personal media players, and of other video-enabled mobile devices to want to play back content and onto the On2 format.

Obviously, once again, there we are looking at a significant period. The rollout time for any one of those customers to get Flix engine or whatever the encoding software is up and running is quite quick, but it takes quite a while for users to begin using the software to develop enough content to gain the attention of the device manufacturers.
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So, if you look at where we are now with VP6 demand on devices, VP6 has been in Flix engines since 2005. It’s now 2009. We’re starting not from scratch, but towards the beginning of the cycle in China with respect to flash. So, when will the real revenue that we hope will come in from those deals start to come? It’s probably a matter of years before there’s enough content out there encoded that you really start to see manufacturers who are only interested in China-related content to start paying us royalties on those devices.
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Wayne Boomer, Chief Financial Officer, On2 Technologies

Matt, as you noted, that the royalty cycles could be payments over one year, semi-annually, or quarterly or monthly, depending on the contracts. So, you will get variability sometimes for them to grow.

Matt Frost, Interim Chief Executive Officer, On2 Technologies

Right. One thing that’s worth noting as well is when you take a look at our royalty growth from Q1 to Q2, I think we grew from $1 million to $1.2 million. There’s actually a significant change in what that royalty revenue looked like in the quarter. We picked up one very large royalty payment in Q2. If you strip that out, it would make quarter – to-quarter royalty payments look very different. So, there is variability in royalty revenues. We have some significant royalty revenues related to the use of our flash encoding software by software developers who are marketing their own flash-enabled, encoding software. That is subject to some variability, based on market demand for VP6. If we saw a decrease in VP6 market demand, presumably we’d see some decrease in VP6-related encoding royalties.

Operator
Gentlemen, we have come to the conclusion of our Question and Answer session. I’d like to leave the floor with you for any closing comments.

Matt Frost, Interim Chief Executive Officer, On2 Technologies
Thank you, Operator. Thanks to all of you for participating in today’s call. We look forward to speaking with you in the future.

Operator
Ladies and Gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you very much for your participation. Have a wonderful evening.